NEWS RELEASE	For immediate release

California Resources Corporation Announces Appointment of First
Chief Sustainability Officer

Santa Clarita, California, June 14, 2021 – California Resources Corporation (NYSE: CRC) (the “Company”) today announced that Chris Gould has been appointed as the Company’s first ever Executive Vice President and Chief Sustainability Officer. “Bringing Chris on board reflects the importance of our ESG initiatives and our commitment to decarbonization and a realistic energy transition,” said Mac McFarland, CEO and President. “His considerable leadership skills and experience in climate change and implementation of new technologies will help the Company deliver on our goals while maintaining ESG leadership.”

For the past decade, Mr. Gould has served as Senior Vice President Corporate Strategy and Chief Innovation and Sustainability Officer of a Fortune 100 energy company. In this role he built and led the company’s overall climate/ESG programs, including the development of climate mitigation and adaptation transition plans. “CRC’s Board believes a strong ESG focus is critical to the Company’s mission and will drive value creation,” said Mr. Gould. “I am excited about providing leadership to this important area and ensuring CRC’s ESG initiatives are well understood and bring positive outcomes for our communities, employees and shareholders. CRC has great potential to elevate its ESG leadership by leveraging its strategic position, assets and opportunities to contribute to California’s decarbonization and energy transition efforts. To be more specific, I am particularly thrilled about CCS opportunities within CRC’s vast asset base that can become building blocks that help California meet its carbon goals while sustainably supporting the State’s energy demand.” Mr. Gould also has extensive experience in energy trading, finance, strategic planning, and technology innovation focused on decarbonization. His commitment to sustainability and the environment has been reflected throughout his career, beginning with his early engineering focus on environmental remediation, his service as a trustee on the board of a global environmental conservation non-profit, and his work to commercialize innovative decarbonization technologies. Mr. Gould holds a Bachelor of Civil Engineering from Penn State University and an M.B.A. from the University of Pittsburgh.

About California Resources Corporation (CRC)
California Resources Corporation (CRC) is an independent oil and natural gas exploration and production company, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, CRC focuses on safely and responsibly supplying affordable energy.

Contact:
Joanna Park (Investor Relations)	Richard Venn (Media)
818-661-3731	818-661-6014
Joanna.Park@crc.com	Richard.Venn@crc.com